Exhibit (g)(1)(b)

AMBASSADOR FUNDS

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, dated this as of the Effective Date set forth below, to the Custody Agreement, dated as of August 1, 2003, is made by and between Ambassador Funds, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement, dated as of August 1, 2003 (the “Agreement”);

WHEREAS, the Trust and USBFS desire to amend the Agreement to extend that Agreement to apply to the Ambassador Broadmarket Plus Fund (the “Fund”), which has been recently added as a separate investment portfolio of the Trust; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

2.

The fee schedule of the Agreement is hereby superseded and replaced with the fee schedule attached hereto.

3.

This amendment shall be effective on the date (the “Effective Date”) that the Trust’s registration statement pertaining to the initial registration of the Fund’s shares of beneficial interest becomes effective under the Securities Act of 1933, as amended.

4.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

AMBASSADOR FUNDS

U.S. BANK, N.A.

By: ______________________________

By: ______________________________

Title: _____________________________

Title: ____________________________

Exhibit A

to the

Custody Agreement

Fund Names

Name of Series

Date Added

Ambassador Money Market Fund

8-1-2000

Ambassador Broadmarket Plus Fund

Effective Date

AMBASSADOR FUNDS DOMESTIC CUSTODY SERVICES FEE SCHEDULE

Annual fee based upon market value per fund:

3 basis points on the first $20 million

2 basis points on the next $20 million

1 basis point on the next $500 million

.75 basis point on the next $1 billion

.50 basis point on the balance

Minimum annual fee per fund - $6,000

Portfolio Transaction Fees

$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)

$  7.00 per repurchase agreement transaction

$  7.00 per book entry security (depository or Federal Reserve system)

$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)

$  9.00 per GNMA Amortized security purchase

$  8.00 per GNMA principal/interest paydown, GNMA sales

$15.00 per option/future contract written, exercised or expired

$50.00 per Cedel/Euroclear transaction

$15.00 per mutual fund trade

$15.00 per Fed Wire

$15.00 per margin variation Fed wire

$  6.00 per short sale

$150.00 per segregated account

A transaction is a purchase/sale of a security, free receipt/free delivery (excludes initial conversion, maturity, tender or exchange.

Overdrafts – charged to the account at prime interest rate plus 2.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

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